Exhibit 10.35

Investment Property Security Agreement
The Advisory Board Company, a Delaware corporation (“Owner”), in order to induce SunTrust Bank, its present and future affiliates and their successors and assigns (“SunTrust”) to transact business and extend credit or continue credit to Owner), and to secure Owner’s “Obligations,” as defined below, and the obligations of Owner under this Agreement, hereby grants to SunTrust as of November 7, 2006 , a security interest in and assigns, pledges and transfers to SunTrust the following securities account (the “Account”): Account Number 550-07W35 in the name of Owner, held by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”), whose address is 100 Jericho Quadrangle ,Suite 242, Jericho, NY 11753, as it exists on the date of this Agreement and as it may be constituted in the future, including (a) the securities, instruments, investment property, security entitlements, financial assets and other property now or hereafter contained in the Account, including, without limitation, the property more particularly described on Exhibit A attached hereto and incorporated by this reference, and the proceeds thereof (including, but not limited to, all securities, instruments, investment property, security entitlements, financial assets and other property purchased with such proceeds), together with all interest, dividends, additional securities, instruments, and other property at any time and from time to time receivable or otherwise distributable in respect of, in exchange for, or in substitution of any of such securities, instruments, investment property, security entitlements, financial assets and other property and proceeds thereof, and all rights accruing to Owner in connection with the ownership thereof or as an entitlement holder; and (b) any and all rights, benefits, and interests currently existing or hereinafter accruing or conveyed to Owner as owner of the account (the Account and items (a) and (b) any and all cash and non-cash proceeds thereof herein collectively referred to as “Collateral”) on the following terms and subject to the following conditions.
1.	Security Interest.
1.1 Control Agreement. Simultaneously with the execution and delivery of this Agreement, Owner, SunTrust and Broker have executed and delivered the Account Control Agreement of even date herewith (the “Control Agreement”) for the purpose of perfecting the security interest granted by Owner to SunTrust.
1.2 Obligations. The security interest granted by Owner to SunTrust secures the prompt payment and performance of any and all liabilities, obligations, agreements and undertakings of Owner to SunTrust in connection with the Indebtedness, as such term is defined in the Agreement to Commercial Note, of even date herewith, between Owner and SunTrust (as amended, modified or supplemented from time to time, the “Loan Agreement”), whether individually or jointly with others, and whether absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, whether or not secured by other collateral, and including, without limitation, (a) all obligations to perform or forebear from performing any acts under or in connection with the Notes, (b) all overdrafts on deposits or accounts maintained by Owner with SunTrust, (c) all liabilities, obligations, agreements and undertakings of Owner to SunTrust pursuant to any foreign exchange contract, interest rate hedge agreement or other derivative transaction agreement or any application requesting SunTrust to issue any letter of credit under the Loan Agreement including, without limitation, the obligation of Owner to reimburse SunTrust for all amounts funded by SunTrust pursuant to any such letter of credit and (d) all costs of collection including reasonable attorneys’ fees, whether such collection occurs prior to, during, or after any bankruptcy proceedings filed by or against any Obligor (as such term is defined below) (all the foregoing being hereinafter collectively referred to as the “Obligations”).
1.3 Voting and Trading Rights. Owner may make trades in the Account or exercise any voting or consensual rights that Owner may have as to any of the Collateral as provided in and as permitted by the Control Agreement.
Under the terms of the Control Agreement, trading of assets within the Account by the Owner:
☑ is permitted until SunTrust delivers Notice of Exclusive Control (as such term is defined in the Control Agreement) to Broker or an Event of Default (as defined below) occurs.
☐ is not permitted.
(If neither box is checked, trading is not permitted.)
     Upon delivery of Notice of Exclusive Control, which notice may be delivered only after the occurrence and during the continuation of an Event of Default, SunTrust may exercise all voting or consensual rights as to any of the Collateral and Owner shall deliver to SunTrust all notices, proxy statements, proxies and other information and instruments relating to the exercise of such rights received by

Owner from the issuers of any of the Collateral promptly upon receipt and at the request of SunTrust shall execute and deliver to SunTrust any proxies or other instruments which are, in the judgment of SunTrust, necessary for SunTrust to validly exercise such voting and consensual rights.
1.4 Duty of SunTrust. SunTrust shall serve as collateral agent for itself and its affiliates. If SunTrust takes possession of any of the Collateral, the duty of SunTrust with respect to the Collateral shall be solely to use reasonable care in its physical custody substantially equivalent to the level of care which SunTrust accords its own property of like kind, and SunTrust shall not be under any obligation to take any action with respect to any of the Collateral or to preserve rights against prior parties. The powers conferred on SunTrust hereunder are solely to protect its interest in the Collateral and do not impose any duty upon it to exercise any such powers. Owner is not looking to SunTrust to provide Owner with investment advice. SunTrust shall have no duty to ascertain or take any action with respect to calls, conversions, exchanges, maturities, tenders or other matters concerning any Collateral, whether or not SunTrust has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve any rights pertaining to any Collateral. SunTrust shall have no duty to exercise reasonable care to preserve the value of any of the Collateral.
1.5 Subsequent Changes Affecting Collateral. Owner acknowledges that Owner has made arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, conversions, subscriptions, exchanges, reorganizations, dividends, tender offers, mergers, consolidations and shareholder meetings) and Owner agrees that SunTrust has no responsibility to inform Owner of such matters or take any action with respect thereto even if any of the Collateral has been registered in the name of SunTrust or its agent or nominee.
1.6 Return of Collateral. The security interest granted to SunTrust hereunder shall not terminate and SunTrust shall not be required to return the Collateral to Owner or to terminate its security interest therein unless and until (a) the Obligations have been fully paid or performed, (b) all of Owner’s obligations hereunder have been fully paid or performed, and (c) Owner has reimbursed SunTrust for any reasonable out-of-pocket expenses of returning the Collateral and filing any termination statements and other instruments as are required to be filed in public offices under applicable laws in order to release SunTrust’s lien on and security interest in the Collateral.
1.7 Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Owner.
2.	Representations and Warranties. Owner represents and warrants to SunTrust as follows:
2.1 Enforceability. This Agreement and the Control Agreement have been duly executed and delivered by Owner, constitute Owner’s valid and legally binding obligations and are enforceable in accordance with their respective terms against Owner.
2.2 No Conflict. The execution, delivery and performance of this Agreement, the grant of the security interest in the Collateral and the consummation of the transactions contemplated will not, with or without the giving of notice or the lapse of time, (a) violate any material law applicable to Owner, (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Owner except to the extent any such violation would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Owner, (c) violate or result in the breach of any material agreement to which Owner is a party or by which any of Owner’s properties, including the Collateral, is bound except to the extent any such violation would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Owner, (d) violate any restriction on the transfer of any of the Collateral, nor (e) violate Owner’s charter or bylaws.
2.3 No Consents. No consent, approval, license, permit or other authorization of any third party (other than Broker) or any governmental body or officer is required for the valid and lawful execution and delivery of this Agreement and the Control Agreement, the creation and perfection of SunTrust’s security interest in the Collateral or the valid and lawful exercise by SunTrust of remedies available to it under this Agreement, the Control Agreement or applicable law or of the voting and other rights granted to it in this Agreement or the Control Agreement, except as may be required for the offer or sale of those items of Collateral which are securities under applicable securities laws and except to the extent any failure to so obtain would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Owner.
2.4 Account. The securities entitlements credited to the Account are valid and genuine, Owner has provided SunTrust with a complete and accurate statement of the financial assets and the money credited to the Account as of the most recent statement date and since the date of such statement any changes which have been made to the Account have been disclosed to SunTrust as of the date of this Agreement.

2.5 Security Interest. Owner is the sole owner of the Collateral free and clear of all liens, encumbrances and adverse claims (other than those created by this Agreement and inchoate liens arising by operation of law), has the unrestricted right to grant the security interest provided for herein to SunTrust and has granted to SunTrust a valid and perfected first priority security interest in the Collateral free of all liens, encumbrances, transfer restrictions and adverse claims except for inchoate liens arising by operation of law.
2.6 Information. None of the information, documents, or financial statements which have been furnished by Owner to SunTrust or any of its representatives in connection with this Agreement or any Loan Documents contain any untrue statement of material fact or fail to state any material fact required to be stated to make such statements, taken as a whole, not misleading in light of the circumstances in which such statements were made.
2.7 Name and Address. Owner’s full legal name and Owner’s principal place of business and business addresses are correctly set forth under Owner’s signature at the end of this Agreement.
3.	Covenants. Owner covenants and agrees with SunTrust that Owner shall:
3.1 Defend Title. Defend Owner’s title to the Collateral and the security interest of SunTrust therein against the claims of any person claiming rights in the Collateral against or through Owner and maintain and preserve such security interest so long as this Agreement shall remain in effect.
3.2 No Transfer. Neither withdraw any money or property from the Account, nor sell nor offer to sell nor otherwise transfer nor encumber any portion of the Collateral unless expressly permitted in writing by SunTrust.
3.3 Control and Customer Agreements. Neither attempt to modify nor attempt to terminate the Control Agreement or the customer agreement with Broker under which the Account was established unless such modification or termination is consented to in writing by SunTrust.
3.4 Further Assurances.
a.	At Owner’s expense, do such further acts and execute and deliver such additional conveyances, certificates, instruments and other assurances as SunTrust may reasonably request from time to time to protect, assure or enforce its interests, rights and remedies under this Agreement. Owner authorizes SunTrust to file with the appropriate governmental offices one or more Uniform Commercial Code financing statements describing the Collateral, or amendments or continuations whenever necessary to continue the perfection of SunTrust’s security interest.

b.	Promptly deliver any certificate or instrument constituting or representing any of the Collateral which Owner may obtain possession of from time to time to Broker for credit to the Account, duly endorsed in blank without restriction.

c.	Promptly deliver to Broker any endorsements or instruments which may be necessary or convenient to transfer any financial assets held by Broker, which are registered in the name of, payable to the order of, or specially endorsed to Owner, to Broker or its securities intermediary or to one of their respective nominees.
3.5 Name and Address. Notify SunTrust at least ninety (90) days before Owner changes Owner’s legal name or the address of Owner’s principal place of business.
3.6 Statements. Cause Broker to send to SunTrust a complete and accurate copy of every statement, confirmation, notice or other communication concerning the Account that Broker sends to Owner. All information furnished by Owner concerning the Collateral or otherwise in connection with this Agreement is or shall be at the time the same is furnished, to the best of Owner’s knowledge, accurate, correct and complete in all material respects.
3.7 Advice. Advise SunTrust promptly, completely, accurately, in writing and in reasonable detail of any material encumbrance upon or material claim asserted against any of the Collateral and, if permitted by law, of the occurrence of any event, other than changes in general market conditions adequately reported in the general news media, that would have a material adverse effect upon the aggregate value of the Collateral or upon the security interest of SunTrust.
4.	Default.
4.1 Events of Default. Upon the occurrence of an Event of Default, SunTrust shall have, in addition to any other remedies available to it under Section 4.2 below and under the law or any Loan Document, the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code of the jurisdiction whose laws govern this Agreement (the “Uniform Commercial Code”).
4.2 Remedies.
a.	If an Event of Default has occurred and is continuing, SunTrust may, in its discretion: (i) cause the Account to be reregistered or transfer the Account to another broker/dealer in its sole name; (ii) remove any Collateral from the Account and register such Collateral in its name or in the name of its broker/dealer, agent or nominee or any of their nominees; (iii) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations; (iv) exercise any voting, conversion, registration, purchase or other rights of a holder of any of the Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral for the purposes of Section 5.1 below; and (v) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of such instruments.

b.	If notice of the time and place of any public sale of the Collateral or the time after which any private sale or other intended disposition is required by the Uniform Commercial Code, Owner acknowledges that ten (10) days advance notice is a reasonable notice, unless a longer period is required by law. SunTrust may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

c.	If, under the Uniform Commercial Code, SunTrust may purchase any part of the Collateral, it may in payment of any part of the purchase price, cancel any part of the Obligations.

d.	If any of the Collateral is sold on credit or for future delivery, it need not be retained by SunTrust until the purchase price is paid and SunTrust shall incur no liability if the purchaser fails to pay for such Collateral. In case of any such failure, such Collateral may be sold again.

e.	Owner shall execute and deliver to the purchasers of the Collateral all instruments and other documents necessary or proper to sell, convey, and transfer title to such Collateral and, if approval of any sale of Collateral by any governmental body or officer is required, Owner shall prepare or cooperate fully in the preparation of and cause to be filed with such governmental body or officer all necessary or proper applications, reports, and forms and do all other things necessary or proper to obtain such approval expeditiously.

f.	Any cash held by SunTrust as Collateral and all cash proceeds of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of SunTrust, be held by SunTrust as collateral for, or then or at any time thereafter be applied (after payment of any amounts payable to SunTrust pursuant to Section 5 below) in whole or in part against, all or any part of the Obligations in such order as SunTrust may elect. Any surplus of such cash or cash proceeds held by SunTrust and remaining after payment in full of all of SunTrust’s expenses hereunder and the Obligations shall be paid over to Owner, its nominee or to whomever may be lawfully entitled to receive such surplus.
4.3 Appointment of SunTrust as Agent. Owner appoints and constitutes SunTrust, as Owner’s agent and attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action or executing any instrument that SunTrust considers necessary or convenient for such purpose, including the power to endorse and deliver checks, notes and other instruments for the payment of money in the name of and on behalf of Owner, to endorse and deliver in the name of and on behalf of Owner, securities certificates and file in the name of and on behalf of Owner financing statements as deemed appropriate by SunTrust and or such for other forms as may be required by the United States Securities and Exchange Commission. This appointment is coupled with an interest and is irrevocable and will not be affected by the bankruptcy of Owner nor by the lapse of time. If Owner fails to perform any act required by this Agreement, SunTrust may perform such act in the name of and on behalf of Owner and at Owner’s expense which shall be chargeable to Owner under Section 5 below. Owner hereby consents and agrees that the issuers of or obligors of the Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions as conclusive evidence of the rights of SunTrust to effect any transfer, notwithstanding any other notice or direction to the contrary given by Owner, or any other person, at any time; provided that, except with respect to the filing of financing statements or other similar forms the purpose of which is to perfect SunTrust’s security interest in the Collateral, SunTrust shall have no rights under this Section 4.3 unless an Event of Default shall have occurred and be continuing.
4.4 Impact of Regulations. Owner acknowledges that compliance with the Securities Act of 1933 and the rules and regulations thereunder and any relevant state securities laws and other applicable laws may impose limitations on the right of SunTrust to sell or otherwise dispose of securities included in the Collateral. For this reason, Owner authorizes SunTrust to sell any securities included in the Collateral in such manner and to such persons as would, in the judgment of SunTrust, help to ensure that the transfer of such securities will be given prompt and effective approval by any relevant regulatory authorities and will not require any of the securities to be registered or qualified under any applicable securities laws. Owner understands that a sale under the foregoing circumstances may yield a substantially lower price for such Collateral than would otherwise be obtainable if the same were registered and sold in the open market, and Owner shall not attempt to hold SunTrust responsible for selling any of the Collateral at an inadequate price even if SunTrust accepts the first offer received or if only one possible purchaser appears or bids at any such sale. If SunTrust shall sell any securities included in the Collateral at such sale, SunTrust shall have the right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale but shall not be obligated to obtain such advice or opinion. Owner assigns to SunTrust any registration rights or similar rights Owner may have from time to time with respect to any of the Collateral.
5.	Expenses.
5.1 Payment. Owner agrees that Owner will pay to SunTrust upon demand:
a.	the amount of any taxes which SunTrust may have been required to pay by reason of holding the Collateral and any amount paid by SunTrust to free any of the Collateral from any lien, encumbrance or adverse claim, and

b.	the amount of any out-of-pocket expenses, including the fees and disbursements of counsel and of any brokers, investment brokers, appraisers or other experts, that SunTrust may incur in connection with (i) the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of SunTrust’s security interest, (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by SunTrust of any of its rights, or (iv) any action or proceeding to enforce its rights under this Agreement or in pursuit of any non-judicial remedy hereunder, including the sale of the Collateral.
Any such amount not paid on demand shall bear interest at the highest rate of interest payable under the Loan Documents.
5.2 Indemnity. Owner shall indemnify SunTrust and its directors, officers, employees, agents and attorneys against, and hold them harmless from, any liability, cost or expense, including the fees and disbursements of legal counsel, incurred by any of them under the laws applicable to holding or selling any of the Collateral, except for liability, cost or expense arising out of the gross negligence or willful misconduct of the indemnified parties.
5.3 Discharge of Liens. At its option, SunTrust may pay and discharge taxes, liens, security interests or other encumbrances on the Collateral. Owner agrees to reimburse SunTrust under Section 5.1 above for any payment made or any expense incurred (including reasonable attorneys’ fees) by SunTrust pursuant to the foregoing authorization.
6.	Miscellaneous.
6.1 This Agreement. This Agreement, the exhibit hereto, the Loan Documents and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to this subject matter and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.
6.2 Non-Waiver. Neither the failure of nor any delay by any party to this Agreement to enforce any right to demand compliance with its terms is a waiver of any right. No action taken pursuant to this Agreement on one or more occasions is a waiver of any right or constitutes a course of dealing that modifies this Agreement.
6.3 Waivers. No waiver of any right or remedy under this Agreement shall be binding on any party unless it is in writing and is signed by the party to be charged. No such waiver of any right or remedy under any term of this Agreement shall in any event be deemed to apply to any subsequent default under the same or any other term.
6.4 Amendments. No amendment, modification or termination of this Agreement shall be binding on any party unless it is in writing and is signed by the party to be charged.
6.5 Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.
6.6 Successors. The terms of this Agreement shall be binding upon Owner’s heirs and personal representatives, and Owner’s successors and assigns and shall inure to the benefit of SunTrust, its successors and assigns and any holder, owner or assignee of the Obligations or the Loan Documents and will be enforceable by them as their interest may appear.
6.7 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to give any person other than the parties any rights or remedies under this Agreement.

6.8 Joint Preparation. This Agreement shall be deemed to have been prepared jointly by the parties. Any ambiguity herein shall not be interpreted against any party hereto and shall be interpreted as if each of the parties had prepared this Agreement.
6.9 Notices. All notices or communications given to Owner or SunTrust pursuant to the terms of this Agreement shall be in writing and given to Owner and SunTrust at the address set forth below. Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the parties hereto at the addresses referred to herein or to such other addresses as either party may designate to the other party by a written notice given in accordance with the provisions of this Agreement. Any written notice delivered by hand or by overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail.
6.10 Choice of Law. The validity, terms, performance and enforcement of this Agreement shall be governed by those internal laws of the District of Columbia] which are applicable to agreements which are negotiated, executed, delivered and performed solely in such jurisdiction. All terms used herein which are defined in the Uniform Commercial Code of such jurisdiction and not specifically defined herein shall have the same meaning herein as in said Code.
6.11 WAIVER OF JURY TRIAL. OWNER AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS AGREEMENT. FURTHER, OWNER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.
6.11 Defined Terms. Terms defined in the Loan Agreement shall have the same defined meanings when such terms are used herein.
Owner has executed or caused this Agreement to be executed under seal as of the date first written above.

Owner

The Advisory Board Company

By:	/s/ Michael T. Kirshbaum

Michael T. Kirshbaum, Chief Financial Officer
Name and title, printed or typed

By:	/s/ Thomas J. Aprahamian

Thomas J. Aprahamian, Chief Accounting Officer
Name and title, printed or typed

Addresses for Purpose of Notice

Owner Address:

2445 M Street, NW

Washington, DC 20037

SunTrust Address:

8330 Boone Boulevard

Vienna, Virginia 22182